EXHIBIT 10.2

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             CORE LABORATORIES N.V.,

                           SAYBOLT INTERNATIONAL B.V.

                                       AND

                               THE SHAREHOLDERS OF

                         THE SAYBOLT INTERNATIONAL B.V.

                                 APRIL 16, 1997
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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                 THE ACQUISITION

      1.01  THE ACQUISITION..................................................1
      1.02  CLOSING..........................................................1
      1.03  PURCHASE PRICE...................................................1
      1.04  ADJUSTMENT TO CLOSING PURCHASE PRICE.............................2
      1.05  DEPOSIT..........................................................2

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

      2.01  GOOD TITLE.......................................................2
      2.02  AUTHORIZATION AND VALIDITY OF AGREEMENTS.........................3
      2.03  NO WITHHOLDING...................................................3

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      3.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.....................3
      3.02  ORGANIZATIONAL DOCUMENTS.........................................4
      3.03  CAPITALIZATION...................................................4
      3.04  AUTHORITY........................................................5
      3.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.......................5
      3.06  PERMITS; COMPLIANCE..............................................6
      3.07  FINANCIAL STATEMENTS.............................................7
      3.08  ABSENCE OF CERTAIN CHANGES OR EVENTS.............................7
      3.09  LITIGATION.......................................................8
      3.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS............................8
      3.11  TAXES...........................................................11
      3.12  CERTAIN BUSINESS PRACTICES......................................11
      3.13  ENVIRONMENTAL MATTERS...........................................12
      3.14  UNDISCLOSED LIABILITIES.........................................13
      3.15  CERTAIN AGREEMENTS..............................................13
      3.16  CONTRACTS AND COMMITMENTS.......................................14
      3.17  AFFILIATE INTERESTS.............................................14

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      3.18  INTELLECTUAL PROPERTY...........................................14
      3.19  BROKERS.........................................................15
      3.20  INSURANCE.......................................................15
      3.21  PROPERTIES......................................................15
      3.22  RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS......................16
      3.23  MATERIAL SUBSIDIARIES...........................................16

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      4.01  ORGANIZATION AND QUALIFICATION..................................16
      4.02  AUTHORITY.......................................................16
      4.03  NO CONFLICT; REQUIRED FILINGS AND CONSENTS......................17
      4.04  LITIGATION......................................................17

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

      5.01  AFFIRMATIVE COVENANTS OF THE COMPANY............................18
      5.02  NEGATIVE COVENANTS OF THE COMPANY...............................18

                                   ARTICLE VI

                          COVENANTS OF THE SHAREHOLDERS

      6.01  COVENANTS OF THE SHAREHOLDERS...................................20

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.01  NOTIFICATION OF CERTAIN MATTERS.................................21
      7.02  ACCESS AND INFORMATION..........................................21
      7.03  APPROPRIATE ACTION; CONSENTS; FILINGS...........................22
      7.04  PUBLIC ANNOUNCEMENTS............................................23
      7.05  EXPENSES........................................................23
      7.06  BOARD OF SUPERVISORY DIRECTORS; OPERATING COMMITTEE.............24
      7.07  STICHTING PARTICIPATIE..........................................24
      7.08  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.  .......24

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                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.01  IN GENERAL......................................................25
      8.02  DEDUCTIBLE; TIME LIMIT; FORM OF PAYMENT; CAP; EXCLUSIVITY.......26
      8.03  DEFENSE OF THIRD PARTY CLAIMS...................................26
      8.04  WAIVER..........................................................27

                                   ARTICLE IX

                                   CONDITIONS

      9.01  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY...............27
      9.02  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR.................28
      9.03  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS.........29

                                    ARTICLE X

                                  MISCELLANEOUS

      10.01 TERMINATION.....................................................30
      10.02 EFFECT OF TERMINATION...........................................30
      10.03 WAIVER AND AMENDMENT............................................31
      10.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.....................31
      10.05 ASSIGNMENT......................................................31
      10.06 CERTAIN DEFINITIONS.............................................31
      10.07 NOTICES.........................................................32
      10.08 GOVERNING LAW...................................................34
      10.09 SEVERABILITY....................................................35
      10.10 COUNTERPARTS....................................................35
      10.11 HEADINGS........................................................35
      10.12 SPECIFIC PERFORMANCE............................................35
      10.13 FORUM...........................................................35

EXHIBITS:

      Exhibit A -- Form of Escrow Agreement
      Exhibit B -- Form of Pluimers Employment Agreement
      Exhibit C -- Form of Mead Employment Agreement
      Exhibit D -- Form of Heinsbroek Employment Agreement

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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of April 16, 1997 by and among Core Laboratories N.V., a Netherlands public limited liability company ("Acquiror"), Saybolt International B.V., a Netherlands private limited liability company (the "Company"), and each of the shareholders of the Company set forth on the signature pages hereto (collectively, the "Shareholders").

      WHEREAS, the Shareholders are the record and (except for Capital Partnership Nominees Ltd. ("CPNL") and Stichting Participatie Saybolt International B.V. (the "Stichting")) beneficial owners of all of the issued and outstanding Class A ordinary shares, par value 1.00 Dutch guilders per share, of the Company ("Company Class A Shares") and Class B ordinary shares, par value
0.10 Dutch guilders per share, of the Company ("Company Class B Shares" and, together with the Company Class A Shares, the "Company Shares"); and

      WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, each of the Shareholders desires to sell all the Company Shares owned by such Shareholder and Acquiror desires to acquire all of the issued and outstanding Company Shares;

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 THE ACQUISITION

      1.01 THE ACQUISITION. Pursuant to the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from the Shareholders all of the issued and outstanding Company Shares (the "Acquisition") for an aggregate cash purchase price, subject to adjustment as provided in Section 1.04, of U.S. $67 million (the "Purchase Price"). Pursuant to the terms and subject to the conditions set forth in this Agreement, each of Shareholders agrees to sell to Acquiror that number of Company Shares set forth opposite such Shareholder's name on the signature pages to this Agreement for such Shareholder's pro rata portion of the Purchase Price.

      1.02 CLOSING. The Closing (as defined in Section 10.06) shall take place
(a) at 10:00 a.m. on the next business day following the date on which the conditions set forth in Article IX (other than the conditions set forth in Sections 9.01(b), 9.02(e), 9.03(c) and 9.03(d) and the delivery of the certificates described in Sections 9.02(a), 9.02(b), 9.03(a) and 9.03(b)) of this Agreement have been (or, in the case of Sections 9.02(a), 9.02(b), 9.03(a) and 9.03(b), would be on such date) satisfied or, if permissible, waived, at the offices of Nauta Dutilh located at Weena 750, 3014 DA Rotterdam, The Netherlands or (b) at such other date, place and time as the parties hereto may agree in writing.

      1.03 PURCHASE PRICE. Subject to satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the Purchase Price shall be paid by Acquiror at the Closing as follows: (a) U.S. $6 million (the "Escrowed Purchase Price") shall be delivered to Chase Manhattan Bank, N.A., as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement substantially in the form of Exhibit A to this Agreement (the "Escrow Agreement") to secure the obligations of the

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Shareholders pursuant to Article VIII, (b) U.S. $61 million (as such amount may be reduced by Section 1.04, the "Closing Purchase Price") shall be paid to the Shareholders in immediately available funds (each Shareholder to be paid at the Closing an amount equal to the Closing Purchase Price multiplied by a fraction, the numerator of which is the number of Company Shares owned by such Shareholder and the denominator of which is the aggregate number of Company Shares issued and outstanding on the Closing Date). Each Company Class A Share and each Company Class B Share shall receive the same proportion of the Closing Purchase Price on a per share basis.

      1.04 ADJUSTMENT TO CLOSING PURCHASE PRICE. If the estimate delivered by the Company pursuant to Section 9.02(f) of the fees and disbursements of legal counsel, accountants, investment bankers, brokers or finders and actuaries incurred by the Company in connection with the negotiation of this Agreement and that certain Heads of Agreement dated as of January 17, 1997 between the Company and Acquiror and in connection with the transactions contemplated hereby and thereby ("Company Transaction Costs") exceeds U.S. $2.1 million, then the Closing Purchase Price shall be reduced by such excess.

      1.05 DEPOSIT. Within two business days after the execution and delivery of this Agreement, Acquiror shall pay to the Company a deposit of U.S. $1 million (the "Deposit") in immediately available funds. The Company agrees to pay to Acquiror the amount of the Deposit plus any accrued interest earned thereon, in immediately available funds, within two business days following the earlier of
(a) receipt by the Company of Acquiror's written waiver, in a form reasonably acceptable to the Company, of the conditions set forth in Section 9.02(g) of this Agreement and a copy of any commitment letters received by Acquiror from the source or sources of the Financing (as defined in Section 9.02(g)) evidencing a commitment from such source or sources to provide the Financing to Acquiror, subject to customary conditions, and (b) termination of this Agreement for any reason other than a termination of this Agreement solely as a result of the failure to satisfy the conditions set forth is Section 9.02(g) of this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

      Each of the Shareholders, severally and not jointly, represents and warrants (except for CPNL, which represents and warrants only to Section 2.01 and the first sentence of Section 2.02) to Acquiror that:

      2.01 GOOD TITLE. Except as set forth in Section 2.01 of the Company Disclosure Schedule (as hereinafter defined), such Shareholder is the sole record and (except for CPNL and the Stichting) beneficial owner of, and has good and valid title to, the number of shares of Company Stock set forth opposite such Shareholder's name on the signature pages hereto, free and clear of all liens, claims, encumbrances, options, voting trusts or agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement). Upon the execution by each of the Shareholders, the Company and Acquiror of the document referred to in Section 9.02(e), Acquiror shall be the owner of, and have good and valid title to, the shares of Company Stock described opposite such Shareholder's name on the signature pages hereto, free and clear of all liens, claims,

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encumbrances, options, voting trusts or agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement).

      2.02 AUTHORIZATION AND VALIDITY OF AGREEMENTS. Such Shareholder has the full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and the Escrow Agreement and to carry out and perform the transactions contemplated hereby and thereby. Each of this Agreement and the Escrow Agreement constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, (a) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (b) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity) and (c) with respect to the Stichting, subject to Section 9.01(f).

      2.03 NO WITHHOLDING. Neither Acquiror nor any of its affiliates are required to deduct or withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to such Shareholder any amounts under the Code (as hereinafter defined) or any other provision of federal, state, local or foreign tax law.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      Subject to Section 8.02, the Company represents and warrants to Acquiror that:

      3.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) The Company is a Netherlands private limited liability company, and each of the Company's subsidiaries (as such term in defined in Section 10.06 herein) is, except as set forth in Section 3.01 of the Company Disclosure Schedule (as defined below), duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as set forth in Section 3.01 of the Company Disclosure Schedule, is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the business, operations or financial condition of the Company and its subsidiaries, taken as a whole, at the time of such change or effect. Section 3.01 of the Disclosure Schedule delivered by the Company to Acquiror concurrently with the execution of this Agreement (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary, the jurisdictions in which each such subsidiary is qualified to conduct business, and the percentage of

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each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Such list also indicates which of such subsidiaries are Material Subsidiaries (as hereinafter defined).

            (b) The corporate or other official record books of the Company and each of its Material Subsidiaries accurately record in all material respects all material company actions taken by their respective shareholders, directors and officers. The copies of the minutes of the meetings of the directors of the Company and each of its Material Subsidiaries, as made available to Acquiror for review, are true and complete copies of the originals of such documents. The term "Material Subsidiary" as used in this Agreement shall mean any subsidiary that in 1996 accounted for 2% or more of the Company's consolidated revenues, 5% or more of the Company's consolidated net assets or both.

      3.02 ORGANIZATIONAL DOCUMENTS. The Company has heretofore furnished or made available to Acquiror complete and correct copies of the Articles of Association or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its Material Subsidiaries is in violation of any of the provisions of its Articles of Association (or equivalent organizational documents).

      3.03  CAPITALIZATION.

            (a) The authorized share capital of the Company amounts to NLG 2,000,000. There are authorized 1,000,000 Class A Company Shares and 9,990,000 Class B Company Shares. As of the date of this Agreement, there are 504,639 Class A Company Shares and 495,361 Class B Company Shares issued and outstanding. No Company Shares are held by the Company in its treasury or by the Company's subsidiaries and no Company Shares are reserved for issuance for any purpose. Except as set forth above, there are no capital shares (including preferred shares) of, or other equity interests in, the Company authorized, issued or outstanding. Each of the issued capital shares of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued and, in the case of capital shares, fully paid and nonassessable, and has not been issued in violation of (nor, except pursuant to the Saybolt International B.V. Shareholders' and Subscription Agreement dated June 4, 1992 (a true, correct and complete copy of which has been provided to Acquiror), are any of the authorized capital shares of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive right, right of first refusal or similar rights created by statute, the Articles of Association (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound, and all such issued shares or other equity interests of the Company's subsidiaries owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

            (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding.

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            (c) Except as set forth in Section 3.03(a) above or in Section
3.03(c) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Shares or shares of other capital stock of the Company or the capital stock or other equity interests of any subsidiary of the Company or (ii) (other than advances to wholly owned subsidiaries in the ordinary course of business) to provide material funds to, or to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the material obligations of, any person other than a wholly owned subsidiary of the Company. Except (i) as set forth in Section 3.03(c) of the Company Disclosure Schedule or (ii) for subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, joint venture or other business association or entity. Except as set forth in
Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

      3.04 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

      3.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 3.05(b) are obtained or made and except as disclosed in
Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Articles of Association, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its Material Subsidiaries, (ii) conflict with or violate any federal, state, foreign (including, but not limited to, Dutch Law) or local law, statute, ordinance, rule or regulation (collectively, "Laws") or any judgment, order, writ, injunction, determination, arbitration award or decree applicable to the

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Company or any of its Material Subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation or imposition of a mortgage, pledge, lien, security interest or other charge or encumbrance on any of the properties or assets of the Company or any of its Material Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement (other than pursuant to the provisions of the Company's credit facility as in effect on the date of this Agreement, a true, correct and complete copy of which has been provided to Acquiror), lease, license, permit, authorization, franchise or other instrument or obligation to which the Company or any of its Material Subsidiaries is a party or by or to which the Company or any of its Material Subsidiaries or any of their respective properties is bound or subject.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, certificate, waiver, approval, authorization or order of, or to make any filing with or notification to, any foreign, federal, national, republic, provincial, state, territorial, county, municipal or city agency, department, commission, board, office, bureau, court, tribunal or any other political entity, aggregation, or subdivision of any of the foregoing (each, a "Governmental Entity"), except (i) the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filings and notices required pursuant to Dutch Law, (iii) where the failure to obtain such consents, licenses, permits, certificates, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to cause a Company Material Adverse Effect or to prevent the Company from performing its obligations under this Agreement or (iv) as disclosed in Section 3.05(b) of the Company Disclosure Schedule.

      3.06 PERMITS; COMPLIANCE. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, each of the Company and its Material Subsidiaries is in possession of all (i) franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"). Section 3.06 of the Company Disclosure Schedule sets forth a list of each of the Company Permits and the jurisdiction issuing the same, all of which are in good standing and, to the Company's knowledge, not subject to meritorious challenge. Section 3.06 of the Company Disclosure Schedule also sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in the loss, suspension or revocation of a Company Permit. Except as set forth in Section 3.06 of the Company Disclosure Schedule, the Company and its Material Subsidiaries are in material compliance with, and none of them has received, since December 31, 1994, from any Governmental Entity any written notice with respect to any material non-compliance with, (i) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject, (ii) any judgment, order, writ, injunction determination, arbitration award or decree applicable to the Company or any of its subsidiaries or (iii) any of the Company Permits.

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      3.07 FINANCIAL STATEMENTS. The Company has provided Acquiror with true, correct and complete copies of its consolidated balance sheets as of, and its income statements and statements of cash flows for the years ended, December 31, 1994, 1995 and 1996, and the notes related thereto (collectively, the "Company Financial Statements"). Each of the Company Financial Statements (including, in each case, any related notes thereto) (i) has been audited by Price Waterhouse L.L.P., (ii) has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except (A) to the extent disclosed therein or required by changes in GAAP, or (B) as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

      3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 1995 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has not been: (i) any damage, destruction or loss with respect to any property, assets or business of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect; (ii) any change by the Company or its subsidiaries in their accounting methods or practices, credit practices or collection policies; (iii) except for dividends by a wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of the Company Shares or shares of stock of, or other equity interests in, the Company or any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company and its subsidiaries as a group, except in the ordinary course of business and consistent with past practice or in contemplation of the Acquisition and with Acquiror's written consent; (v) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any of its subsidiaries other than in the ordinary course of business; (vi) any change in the financial condition, properties, assets, liabilities, business or operations of the Company or any of its subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, would constitute a Company Material Adverse Effect (except that operating results have been consistent, generally, with the results reflected in the Company Financial Statements); (vii) any contingent liability incurred by the Company or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any of its subsidiaries, other than warranties or other similar items incurred in the ordinary course of business; (viii) any mortgage, encumbrance or lien placed on any of the properties of the Company or any of its subsidiaries which remains in existence on the date this representation is made; (ix) any payment or discharge of a material lien or liability of the Company or any of its subsidiaries which was not shown in the Company Financial Statements or incurred in the ordinary course of business thereafter;

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
(x) any other Company Material Adverse Effect or (xi) any agreement or understanding, whether in writing or otherwise, for the Company or any of its subsidiaries to take any of the actions specified in paragraphs (i) through (x) above.

      3.09 LITIGATION. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, (a) there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company or any of the Shareholders, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect, and (b) neither the Company nor any of its subsidiaries is subject to any executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar written agreement with any Governmental Entity that could reasonably be expected to have a Company Material Adverse Effect.

      3.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

            (a) COPIES OF BENEFIT PLANS. Section 3.10(a) of the Company Disclosure Schedule provides a list of each Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the date of this Agreement. True, correct and complete copies of each of such Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Acquiror. There have also been furnished to Acquiror, with respect to each such Benefit Plan required to file such report or description, the most recent report on Form 5500 and the summary plan description.

            (b)   EMPLOYEE BENEFIT PLAN COMPLIANCE.

                  (i) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, nor has the Company or any of its subsidiaries at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a "multiemployer plan" within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (ii) All obligations, whether arising by Law or by contract, required to be performed in connection with the Benefit Plans have been performed, and there have been no omissions, defaults or violations by any party with respect to any Benefit Plan or any Law applicable thereto.

                  (iii) Each Plan (as defined in Section 10.06) that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (A) satisfies the requirements of such Section in all material respects, (B) has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and covering amendments required under the Tax Reform Act of 1986 (the "TRA"), the Unemployment Compensation Amendments of 1992, the Omnibus

      Reconciliation Act of 1993, the final nondiscrimination regulations under
      Section 401(a)(4) of the Code and all other amendments required to be filed within the TRA remedial amendment period described in Internal Revenue Procedure 95-12 (the "TRA Amendments") (or the TRA Amendments to such Plans have been timely made and filed with the IRS for such a determination letter) and (C) has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would materially adversely affect such qualified status.

                  (iv) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Benefit Plans or their assets, and there is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before the IRS, the Department of Labor, the PBGC or any other Governmental Entity.

                  (v) As to any Plan subject to Title IV of ERISA, there has been no event or condition that presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation ss.2615.3 promulgated by the Pension Benefit Guaranty Corporation (the "PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

                  (vi) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not listed on Schedule 3.10(a) but which is sponsored, maintained, or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any corporation, trade, business or entity under common control with the Company or any of its subsidiaries, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

                  (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (A) contravenes the terms of any Benefit Plan or any Law related to any Benefit Plan, (B) will require the Company or any of its subsidiaries to make a larger contribution to, or pay greater benefits under, any Benefit

      Plan than it otherwise would or (C) will create or give rise to any additional vested rights or service credits under any Benefit Plan.

                  (viii) Except for the Retirement Income Plan For Employees of Saybolt Inc., neither the Company nor any of its subsidiaries (A) sponsors or maintains any defined benefit pension plan or (B) contributes to or has or had an obligation to contribute to a retirement plan for which the contribution is or was calculated either (1) on the basis of actuarial assumptions and methods or (2) on a basis other than a fixed amount per month.

            (c) NO ADDITIONAL SEVERANCE. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, nor has the Company or any of its subsidiaries established any policy or practice requiring, nor does any applicable Law require, it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company or any of its subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

            (d) NO EXCESS PARACHUTE PAYMENTS. In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Benefit Plans that, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.

            (e) AMENDMENT OR TERMINATION OF BENEFIT PLANS. Each Plan may be unilaterally amended or terminated in its entirety by the Company without violating the terms of such Benefit Plans or applicable Law and without liability except as to benefits accrued and vested thereunder prior to or upon such amendment or termination.

            (f) LABOR MATTERS. Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, there are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries. Except as disclosed in Section 3.10(f) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its subsidiaries by the United States National Labor Relations Board or any other Governmental Entity. The Company and each of its subsidiaries have each complied in all material respects with the Family and Medical Leave Act of 1993.

            (g) EMPLOYMENT AND OTHER AGREEMENTS. The Company has furnished to Acquiror true, correct and complete (i) copies of the form of each employment agreement to which the Company or any of its Material Subsidiaries is a party and a list of each employee who is a party to each such form of agreement that includes the compensation level of such employee pursuant to such agreement and the termination date of such agreement, (ii) copies of all employment agreements with senior executives, officers and directors of the Company and (iii) copies of each other agreement between the Company or any of its subsidiary and any employee or former employee that provides severance, health, deferred compensation or other employee benefit. Section 3.10(g) of the Company Disclosure Schedule lists each such document described in the preceding sentence.

            (h) Section 3.10(h) of the Company Disclosure Schedule sets forth a list of all employees of the Company and each of its subsidiaries as of approximately February 28, 1997 and, with respect to each such employee, (i) his annual salary or annualized hourly rate of pay, (ii) his expected annual bonus, if any, (iii) whether he is an active or inactive employee and, if applicable, the reason for inactive status (i.e., short-term disability, long-term disability, layoff, paid or unpaid leave of absence, or other), (iv) whether he is a union or nonunion employee and, if applicable, name of applicable collective bargaining agreement, (v) whether he is full-time (30 or more hours per week) or part-time (less than 30 hours per week), and (vi) whether he is subject to or exempt from the provisions of the Fair Labor Standards Act.

      3.11 TAXES. Except as set forth in Section 3.11 of the Company Disclosure Schedule,

            (a) (i) all material returns and reports ("Tax Returns") of or with respect to any Tax (as defined in Section 10.06 hereof) which is required to be filed with respect to the Company or any its subsidiaries have been duly and timely filed, (ii) all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes shown as due on each such Tax Return have been timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Company or any of its subsidiaries have been satisfied in all material respects, and (v) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;

            (b) there is no claim pending against the Company or any of its subsidiaries for any material amount of Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 3.11 of the Company Disclosure Schedule;

            (c) except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon any of the assets of the Company or any of its Material Subsidiaries; and

            (d) none of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries.

      3.12 CERTAIN BUSINESS PRACTICES. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the United States Social Security Act, as amended, or (iv) made any other unlawful payment.

      3.13  ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Section 3.13 of the Company Disclosure Schedule, (i) neither the Company nor any of its Material Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) in material violation of applicable Law nor has it transported any Hazardous Material (as defined below) in material violation of applicable Law; (ii) no Hazardous Material has ever been or is threatened to be Released (as defined below) or disposed of at any property presently or formerly owned, operated, leased or used by the Company or any of its Material Subsidiaries or has ever come to be located in the soil, surface water or groundwater at any such property; and (iii) neither the Company nor any of its subsidiaries presently owns, operates or leases any property at which underground storage tanks, pits or sumps are or, to the knowledge of the Company, were located.

            (b) Except as set forth in Section 3.13 of the Company Disclosure Schedule, (i) neither the Company nor any of its Material Subsidiaries has any material liability under, nor is the Company or any of its Material Subsidiaries in violation in any material respect of, any Environmental Law (as defined below); (ii) each property owned, operated, leased, or used by the Company or any of its Material Subsidiaries, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) neither the Company nor any of its Material Subsidiaries is in receipt of any written request for information, written notice, demand letter, administrative inquiry, or formal or informal complaint or claim from any Governmental Entity that gives rise to, or is reasonably expected to give rise to, any material liability of the Company or any of its Material Subsidiaries under any applicable Environmental Law related to human or animal health or safety or the protection, preservation or restoration of the environment; (iv) neither the Company nor any of its Material Subsidiaries has any material liability to any non-Governmental Entity under any Environmental Law arising from exposure to or otherwise in connection with any Release or threatened Release of any Hazardous Waste or Hazardous Material; and (v) neither the Company nor any of its subsidiaries has any knowledge that any of the items enumerated in clause (iii) of this Section 3.13(b) will be forthcoming.

            (c) Except as set forth in Section 3.13 of the Company Disclosure Schedule, to the knowledge of the Company, no property owned, operated, leased, or used by the Company or any of its Material Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, radioactive materials or any urea formaldehyde foam insulation. For purposes of this Section 3.13(c), the Company shall be deemed to have knowledge of all actions taken by or on behalf of the Company or any of its subsidiaries.

            (d) The Company has provided to Acquiror copies of all significant documents, records and information (including copies of all "Phase I" audits or surveys prepared within the last ten years with respect to any property owned, leased or operated by the Company or any of its subsidiaries during such period) in the possession of the Company or any of its Material Subsidiaries concerning any matter related to human or animal health or safety or the environment, whether generated by the Company or any of its subsidiaries or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations issued by any Governmental Entity concerning any matter related to human or animal health or safety or the environment.

            (e) For purposes of this Section 3.13, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance, exposure to which is regulated under any Environmental Law, that may pose a threat to the environment or to human or animal health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law"shall mean and include any and all laws, common laws, statutes, ordinances, rules, regulations, codes, licenses, permits, consents, approvals, authorizations, orders, judgments, decrees, injunctions, requirements, agreements, or determinations of any Governmental Entity in any and all jurisdictions in which the Company presently or formerly owned, operated, leased, or used property, whether existing as of the date hereof, previously enforced, or subsequently enacted, that are related to (A) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, or any other natural resource), or to human and/or animal health or safety or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, or disposal of any Hazardous Waste or Hazardous Material; (iv) "Release" shall mean and include any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment in material violation of applicable Law; (v) "the Company" shall mean and include the Company, its predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law; and (vi) "subsidiary" shall mean and include each subsidiary of the Company, its predecessors and all other entities for whose conduct such subsidiary is or may be held responsible under any Environmental Law.

      3.14 UNDISCLOSED LIABILITIES. Except (a) for reserves specifically reflected or accrued for (and only to the extent reflected or accrued for) in the balance sheet dated as of December 31, 1996 included in the Company Financial Statements, (b) for liabilities incurred in the ordinary course of business since December 31, 1996, or (c) as set forth in Section 3.14 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has, and, to the knowledge of the Company, there is no basis for the assertion against the Company or any of its subsidiaries of, any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

      3.15 CERTAIN AGREEMENTS. None of the Company or any of its subsidiaries is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter, the scope of the business or operations of any of the Company or any of its subsidiaries geographically or otherwise.

      3.16 CONTRACTS AND COMMITMENTS. Section 3.16 of the Company Disclosure Schedule sets forth (i) a list of each contract, obligation or commitment to which the Company or any of its subsidiaries is a party or by which its or their property is bound that involves consideration or other expenditure in excess of $100,000 ($250,000 in the case of service agreements with the customers of the Company or its subsidiaries) or performance over a period of more than 12 months or that is otherwise material to the business or operations of the Company and its Material Subsidiaries, taken as a whole ("Material Contracts"); (ii) a list of all real or personal property leases to which any of the Company or any of its Material Subsidiaries is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases");
(iii) a list of guarantees, or agreements to indemnify or be contingently liable for, the payment or performance by any person or business entity to which any of the Company or any of its Material Subsidiaries is a party other than guarantees and agreements entered into in the ordinary course of business ("Guarantees"); and (iv) a list of contracts or other formal or informal understandings or agreements between the Company or any of its subsidiaries and any of its officers, directors, employees, consultants, agents or shareholders (or any of such shareholders' family members or affiliates) ("Affiliate Agreements"). A true and complete copy of each Material Contract, Material Lease, Guarantee and Affiliate Agreement has been furnished or made available to Acquiror prior to the date hereof. Except as specifically disclosed in Section 3.16 of the Company Disclosure Schedule, each of the Material Contracts, Material Leases, Guarantees and Affiliate Agreements constitutes the valid and legally binding obligation of the parties thereto and is in full force and effect without default on the part of any party thereto. Except as set forth in Section 3.16 of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries.

      3.17 AFFILIATE INTERESTS. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no current or former shareholder, employee, consultant, officer or director, of the Company or any of its Material Subsidiaries has any interest in any property, tangible, or intangible, including, without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names used in or pertaining to the business of the Company or any of its Material Subsidiaries, except (with respect to shareholders) for the normal rights of a shareholder.

      3.18 INTELLECTUAL PROPERTY. The Company or one or more of its subsidiaries own, are licensed or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as are necessary for the conduct of the business of the Company and its subsidiaries as currently conducted. A list of all such intellectual property is set forth in
Section 3.18 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons, except, in each case, for matters that could not reasonably be expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its subsidiaries with regard to any patent, trademark, service mark, trade name, trade secret or copyright.

      3.19 BROKERS. Except for Credit Suisse First Boston Corporation and North American Capital Corp. and as disclosed in Section 3.19 of the Company Disclosure Schedule, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Acquiror with a complete and correct copy of all agreements between the Company and Credit Suisse First Boston Corporation and North American Capital Corp. pursuant to which such firm may be entitled to any payment that in any way relates to the transactions contemplated by this Agreement.

      3.20 INSURANCE. Section 3.20 of the Company Disclosure Schedule sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company and its Material Subsidiaries (true and complete copies of which have been furnished to Acquiror). Such insurance policies are in full force and effect. The Company and each of its Material Subsidiaries are presently insured, and during each of the past five calendar years have been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured. The Company and its Material Subsidiaries have given in a timely manner to their respective insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as set forth in Section 3.20 of the Company Disclosure Schedule, no insurer has denied coverage of any such claims or actions or reserved it rights in respect of or rejected any of such claims. None of the Company or any of its Material Subsidiaries has received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such insurance policies to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies.

      3.21 PROPERTIES. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company and its subsidiaries have good and defensible title, free and clear of all liens and material restrictions on their use, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by the Company and its subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business. All buildings, fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis that are held under leases or sub-leases by the Company or any of its subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). All of the Company's and its Material Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

      3.22 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. The relationships of the Company and each of its Material Subsidiaries with its customers and suppliers are good commercial working relationships, except as disclosed in Section 3.22 of the Company Disclosure Schedule. No customer that accounted for more than (a) 5% of the consolidated revenues of the Company and its subsidiaries for the year ended December 31, 1996 ("Consolidated Revenues"), (b) 10% of the revenues of any Material Subsidiary (other than a Material Subsidiary that accounted for less than 5% of Consolidated Revenues) or (c) that is otherwise significant to the Company and its subsidiaries has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries. No significant supplier of the Company and its subsidiaries has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Company and its subsidiaries. To the Company's knowledge, no such customer or supplier has any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any of its subsidiaries.

      3.23 MATERIAL SUBSIDIARIES. The Company and the Material Subsidiaries accounted for in excess of 80% of the consolidated revenues of the Company and its subsidiaries for the year ended December 31, 1996.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror hereby represents and warrants to the Company and the Shareholders that:

      4.01 ORGANIZATION AND QUALIFICATION. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of The Netherlands. Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have an Acquiror Material Event. The term "Acquiror Material Event" as used in this Agreement shall mean any change or effect that would be materially adverse to Acquiror's ability to comply with the provisions of this Agreement or to consummate the transactions contemplated hereby.

      4.02 AUTHORITY. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the performance by Acquiror of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of Acquiror enforceable in accordance with its terms.

      4.03  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 4.03(b) are obtained or made and except as otherwise disclosed in Section 4.03(a) of the Disclosure Schedule delivered by Acquiror to the Company contemporaneously with the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement by Acquiror does not, and performance of its obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate Acquiror's Articles of Association, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Acquiror or any of Acquiror's subsidiaries or by or to which any of their properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation or imposition of a mortgage, pledge, lien, security interest or other charge or encumbrance on any of the properties or assets of Acquiror or any of Acquiror's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, franchise or other instrument or obligation to which Acquiror or any of Acquiror's material subsidiaries is a party or by or to which Acquiror or any of Acquiror's subsidiaries or any of their respective properties is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have an Acquiror Material Event.

            (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, including the consummation of the transactions contemplated hereby, require Acquiror to obtain any consent, license, permit, certificate, waiver approval, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) the applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, any other applicable state or federal securities or blue sky laws and the NASD, (ii) the filings and notices required pursuant to Dutch Law, (iii) where the failure to obtain such consents, licenses, permits, certificates, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to have an Acquiror Material Event or (iv) as disclosed in Section 4.03(b) of the Acquiror Disclosure Schedule.

      4.04 LITIGATION. There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Acquiror, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries or any properties or rights of Acquiror or any of its subsidiaries that could be reasonably expected to cause an Acquiror Material Event, and neither Acquiror nor any of its subsidiaries is subject to any executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar written agreement with any Governmental Entity, that could be reasonably expected to cause an Acquiror Material Event.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

      5.01 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror (which consent shall not be unreasonably withheld), the Company will and will cause each of its subsidiaries to:

            (a) operate its business in the usual and ordinary course consistent with past practices;

            (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

            (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

            (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to those currently maintained.

      5.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

            (a) Except pursuant to agreements disclosed in Section 3.10(g) of the Company Disclosure Schedule, (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) increase the compensation payable or pay bonuses to any employees other than in the ordinary course of business, (iii) grant any severance or termination pay (other than pursuant to the normal severance practices of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) establish, adopt or enter into any employee benefit plan or arrangement or (v) except as may be required by applicable law, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company), with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(g) of this Agreement;

            (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or any of its subsidiaries' capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

            (c) (i) except as described in Section 3.03(c) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock, any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its or its subsidiaries' capital stock;

            (d) (i) except as set forth in Section 3.03(a) hereof or as described in Section 3.03(c) of the Company Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;
(ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or (iii) take any action to accelerate the vesting of any of the stock options;

            (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than (i) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and (ii) the purchase of assets for consideration of not in excess of $100,000 in the aggregate);

            (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

            (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action, and the Company shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries. For purposes of this Agreement, the term "Competing Transaction" shall mean any proposal or offer from any person or entity (other than Acquiror or an affiliate of Acquiror) relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any possible disposition or issuance of any Company Shares or any capital stock or other equity interests in the Company or any of its subsidiaries (or any rights or securities exercisable for or convertible into Company Shares or any such capital stock or other equity interests), or any merger or other business combination with, the Company or any of its subsidiaries (provided that nothing in this Section 5.02(g) shall prevent the Company or its directors from informing the Shareholders of a Competing Transaction if required to do so by Dutch Law);

            (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

            (i) propose to adopt any amendments to its Articles of Association that would have an adverse effect on the consummation of the transactions contemplated by this Agreement;

            (j) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of Tax returns for the taxable year ending December 31, 1995, except, in the case of clause (i) or clause (ii), as may be required by any Law or by GAAP;

            (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the ordinary course of business consistent with past practice;

            (l) enter into any material arrangement, agreement or contract with any third party other than in the ordinary course of business;

            (m) take any action that reasonably could be expected to result in any of the conditions set forth in Article IX not being satisfied; or

            (n) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI

                          COVENANTS OF THE SHAREHOLDERS

      6.01 COVENANTS OF THE SHAREHOLDERS. Each of the Shareholders covenants and agrees that, prior to the Closing, such Shareholder will not:

            (a) take any action that reasonably could be expected to result in any of the conditions set forth in Article IX not being satisfied; or

            (b) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize agent, investment banker, financial advisor, attorney, accountant or other representative retained by such Shareholder to take any such action, and such Shareholder shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by such Shareholder.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.01 NOTIFICATION OF CERTAIN MATTERS. The Company and, with respect to clauses (i) and (ii), each of the Shareholders, as appropriate, shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the party giving such notice contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, (ii) any material failure of the party giving such notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder within the time specified therefor and (iii) any change or event having, or which, insofar as can be reasonably foreseen, could have a Company Material Adverse Effect or an Acquiror Material Event, as the case may be.

      7.02  ACCESS AND INFORMATION.

            (a) The Company shall, and shall cause its subsidiaries to, (i) afford to Acquiror and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror or the Acquiror Representatives.

            (b) Notwithstanding the foregoing provisions of this Section 7.02, the Company shall not be required to grant access or furnish information to the Acquiror Representatives to the extent that such access or the furnishing of such information is prohibited by any Law or contract. Acquiror acknowledges that, prior to the execution of this Agreement, it has conducted an investigation with respect to the affairs of the Company and its subsidiaries to the extent that Acquiror, in its sole discretion, deemed appropriate. Notwithstanding the foregoing sentence, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein, and each such representation and warranty shall survive such investigation.

            (c) The terms and provision of the mutual confidentiality and non-disclosure agreement, dated December 1, 1996, between Acquiror and the Company shall remain in full force and effect in accordance with its terms.

      7.03  APPROPRIATE ACTION; CONSENTS; FILINGS.

            (a) The Company, Acquiror and, to the extent applicable to a particular Shareholder, such Shareholder shall each use, and the Company and Acquiror shall cause each of their respective subsidiaries to use, all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Acquiror or such Shareholder, respectively, or any of the Company's or Acquiror's respective subsidiaries, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition required under (A) the Exchange Act, the rules and regulations thereunder and any other applicable U. S. federal or state or Dutch securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror, the Company and each of the Shareholders shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing (except, with respect to the HSR Act, for such documents that are not customarily provided to the other party) and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and each of the Shareholders shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

            (b) Acquiror, the Company and, to the extent applicable to a particular Shareholder, such Shareholder (other than CPNL, which acts only as nominee for certain Shareholders) agree, and Acquiror and the Company shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Acquiror and the Company also agree to take all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Acquisition or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to Closing not to be satisfied; PROVIDED, HOWEVER, that in no event shall any party take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the business, operations or financial condition of Acquiror and its subsidiaries, taken as a whole, at the time of such change or effect.

            (c) The Company, Acquiror and each of the Shareholders shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Acquisition, this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which such person is a party or by which such person is bound, and use (and cause its subsidiaries to use) all reasonable efforts to obtain any third party consents (i) necessary to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or (iii) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect, respectively, from occurring after the Closing.

            (d) If the Company or any of its subsidiaries or Acquiror shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company, Acquiror, their respective subsidiaries and businesses and each of the Shareholders resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

            (e) The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with applicable law and the Company Organizational Documents to obtain all necessary approvals with respect to the Acquisition and the other matters the subject of this Agreement by the Works Council of the Company (the "Works Council").

            (f) Acquiror covenants and agrees that, prior to the Closing, Acquiror will not take any action that reasonably could be expected to result in any of the conditions set forth in Article IX not being satisfied.

      7.04 PUBLIC ANNOUNCEMENTS. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Acquisition and shall not issue any such press release or make any such public statement prior to such consultation; PROVIDED, HOWEVER, that a party may, without consulting with the other party, issue such a press release or make such a public statement if required by applicable Law or the rules of the NASD or a national securities exchange if such party has used commercially reasonable efforts to consult with the other party but has been unable to do so in a timely manner.

      7.05 EXPENSES. Subject to the provisions of Section 1.04 and Article VIII, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, but subject to Section 1.04 and Article VIII, the Shareholders shall not be responsible for costs and expenses incurred by the Company for the benefit of the Company in connection with this Agreement and the transactions contemplated hereby, including the Company Transaction Costs.

      7.06  BOARD OF SUPERVISORY DIRECTORS; OPERATING COMMITTEE.

            (a) Acquiror shall take such action as may be necessary to cause Eric Pluimers to be appointed or elected to the Board of Supervisory Directors of Acquiror as a Class II director (resulting in a three year term) as soon as practicable after the Closing.

            (b) Acquiror shall take such action as may be necessary to cause Erik Pluimers, David H. Mead and Jan W. Heinsbroek (if willing to serve) to be appointed to the Operating Committee of Acquiror promptly after the Closing. The purpose of such Operating Committee is to discuss and decide upon both short- and long-term operating matters.

      7.07 STICHTING PARTICIPATIE. The Company shall use all reasonable efforts to cause the articles and the conditions of administration of the Stichting and (if required by such entity's organizational documents) each entity to which Stichting has transferred depositary receipts representing interests in Company Shares to be amended to enable Stichting and each of such entities as may be required by Dutch Law or the articles and conditions of administration of the Stichting and such entities to effect the Acquisition.

      7.08  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

            (a) The certificate of incorporation and the by-laws of each subsidiary of the Company having provisions covering the indemnification of current and former officers and directors shall contain the respective provisions that are set forth, as of the date of this Agreement, in such certificates of incorporation and by-laws (or similar organizational documents), and shall not be amended, repealed or otherwise modified for a period of three years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Closing were entitled to indemnification thereunder.

            (b) Acquiror shall cause to be maintained in effect for three years from the Closing Date directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy set forth in Section 7.08(b) of the Company Disclosure Schedule on terms comparable to such existing insurance coverage with respect to claims arising from facts or events that occurred prior to the Closing; PROVIDED, HOWEVER, that in no event shall Acquiror or the Company be required to expend more than 200 percent of the current annual premiums paid by the Company for such insurance; PROVIDED, FURTHER, that if Acquiror or the Company is unable to obtain insurance for any period for 200 percent of the current annual premiums, then the obligation of Acquiror and the Company pursuant hereto shall be to obtain the best coverage reasonably available under the circumstances subject to the foregoing limitation on premiums.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.01 IN GENERAL. Subject to the terms and conditions of this Article VIII, each of the Shareholders hereby agrees, severally and not jointly, to indemnify, defend and hold harmless Acquiror and its directors, officers, employees, consultants, affiliates and controlling persons (hereinafter, including the Company and its subsidiaries after the Closing, collectively, the "Acquiror Indemnified Parties") from and against all Claims (as defined below) asserted against, imposed upon or incurred by Acquiror or any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Company or such Shareholder contained in or made pursuant to this Agreement; (b) the breach of any covenant or agreement of the Company or such Shareholder contained in or made pursuant to this Agreement; (c) the current investigation of the United States Environmental Protection Agency and the United States Attorney's Office with respect to the Company or any of its subsidiaries and all "whistle blower" litigation and claims related thereto or arising therefrom; (d) any of the matters set forth in Section 3.09, 3.10, 3.11 or 3.13 of the Company Disclosure Schedule or identified in the "Phase I" audits prepared on behalf of Acquiror with respect to any of the properties owned, leased or operated by the Company or any of its subsidiaries (true and correct copies of which Phase I audits have been provided to the Company on or prior to the date of this Agreement); PROVIDED, HOWEVER, that if a reserve is specifically set forth for such matter in Section 8.01 of the Company Disclosure Schedule then indemnification pursuant to this Section 8.01 shall be limited to the amount by which Claims with respect to such matter exceed the Reserve Amount (as defined below) for the Reserve Category (as defined in Section 8.01 of the Company Disclosure Schedule) in which such matter is included in Section 8.01 of the Company Disclosure Schedule; or (e) the amount, if any, by which actual Company Transaction Costs exceeds the sum of U.S. $2.1 million plus the amount of any reduction in the Closing Purchase Price pursuant to Section 1.04. As used in this Article VIII, the term "Claim" shall include (i) all debts, liabilities and obligations, (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), but excluding any allocation of overhead costs and expenses of Acquiror or any of its subsidiaries), penalties, court costs and reasonable attorneys' fees and expenses, and costs and expenses associated with remedial actions required to bring a property into compliance with Environmental Laws), and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid. As used in this Article VIII, the term "Reserve Amount," as it relates to a particular Reserve Category, means, as of the date a particular Claim is made, the amount of the specific reserve set forth in
Section 8.01 of the Company Disclosure Schedule for the matter the subject of such Claim plus the amount, if any, by which the aggregate of all reserves in the same Reserve Category as such Claim specifically relating to matters (other than the matter the subject of such Claim) that have been fully resolved exceeds the aggregate of (A) the amount of all Claims with respect to such fully resolved matters and (B) amounts incurred or paid by the Company or any of its subsidiaries after December 31, 1996 and prior to the Closing with respect to such fully resolved matters to the extent that the Acquiror Indemnified Parties are not entitled to indemnification pursuant to this Section 8.01 with respect to such amounts. All determinations made pursuant to the foregoing sentence shall be made without giving effect to the proviso in Section 8.01(d) or the provisions of Section 8.02(a).

      8.02  DEDUCTIBLE; TIME LIMIT; FORM OF PAYMENT; CAP; EXCLUSIVITY.

            (a) No indemnification shall be paid pursuant to Sections 8.01(a),
(b) or (d) until the aggregate of all Claims pursuant to Section 8.01(a), (b) or
(d) exceeds $335,000; thereafter indemnification shall be paid as provided for herein for all Claims in excess of such $335,000 deductible; PROVIDED, HOWEVER, that any Claim resulting from the inaccuracy or breach of any of the representations and warranties set forth in Article II of this Agreement shall not be subject to the foregoing limitations.

            (b) All indemnification payments made pursuant to Section 8.01(a),
(b), (c) or (d) (except for those relating to the inaccuracy or breach of any of the representations and warranties set forth in Article II) to the extent available, shall be paid only with the assets held by the Escrow Agent to secure the payment of indemnification pursuant to the Escrow Agreement; PROVIDED, HOWEVER, that such indemnification payments (and any payments made as described in the first proviso to Section 8.02(c)) in the aggregate shall not exceed the amount of the Escrowed Purchase Price.

            (c) All indemnification payments made pursuant to Section 8.01(a) (to the extent that they relate to the inaccuracy or breach of any of the representations and warranties set forth in Article II) or 8.01(e) shall be paid by the appropriate Shareholder directly to Acquiror; PROVIDED, HOWEVER, that Acquiror, in its sole discretion, may elect to have all or part of any such indemnification pursuant to Section 8.01(e) paid with the assets held by the Escrow Agent pursuant to the Escrow Agreement. The Acquiror Indemnified Parties must request the indemnification payments referred to in the preceding sentence on or prior to the second anniversary of the Closing Date; PROVIDED, HOWEVER, that no time limitation will apply with respect to indemnification payments made pursuant 8.01(a) to the extent that they relate to the inaccuracy or breach of any of the representations and warranties set forth in Section 2.01.

            (d) Except with respect to fraud in connection with the negotiation and execution of this Agreement, this Article VIII shall be, from and after the Closing, the exclusive remedy of Acquiror for any breach of this Agreement by the Company or any of the Shareholders.

      8.03 DEFENSE OF THIRD PARTY CLAIMS. The obligation of the Shareholders to indemnify the Acquiror Indemnified Parties under this Article VIII with respect to Claims relating to or arising from third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

            (a) NOTICE AND DEFENSE. The Acquiror Indemnified Party will give the repre sentative of the shareholders of the Company set forth in Section 10.07 of this Agreement (the "Shareholder Representative") prompt written notice of any such Third Party Claim, and the Shareholder Representative may undertake the defense thereof by representatives chosen by the Shareholder Representative upon written notice to the Acquiror Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires and an extension cannot be obtained with minimal expense or cost). Failure of the Acquiror Indemnified Party to give such notice shall not affect the indemnification obligations under this Article VIII, except to the extent the Shareholder Representative's defense of a Third Party Claim is prejudiced thereby. The Acquiror Indemnified Party shall make available to the Shareholder

Representative or its representatives all records and other materials required by the Shareholder Representative and in the possession or under the control of the Acquiror Indemnified Party, for the use of the Shareholder Representative and its representatives in defending any such clam, and shall in other respects give reasonable cooperation in such defense. Acquiror shall not be required to deliver any notice pursuant to this Section 8.03(a) with respect to the matters described in Sections 8.01(c) and 8.01(d), and the Shareholders hereby agree to waive any right to undertake the defense of such matters after the Closing.

            (b) FAILURE TO DEFEND. If the Shareholder Representative, within 20 days after notice of any such Third Party Claim (or sooner if the nature of any Third Party Claim so requires), fails to undertake the defense of such Third Party Claim actively and in good faith, then the Acquiror Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto.

            (c) ACQUIROR INDEMNIFIED PARTY'S RIGHTS. Anything in this Article VIII to the contrary notwithstanding, (i) if there is a reasonable probability that the Third Party Claim may adversely affect the Acquiror Indemnified Party other than as a result of money damages and such Third Party Claim is reasonably likely to result in money payments in an aggregate amount of less than $100,000, the Acquiror Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Acquiror Indemnified Party shall not settle such Third Party Claim or consent to any judgment without first obtaining the written consent of the Shareholder Representative, which shall not be unreasonably withheld), and (ii) the Shareholder Representative shall not without the written consent of the Acquiror Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Acquiror Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

            (d) Acquiror agrees to discuss the status of the matters described in Section 8.01(c) of this Agreement with the Shareholder Representative at such times as the Shareholder Representative may reasonably request, upon reasonable prior notice.

      8.04 WAIVER. Each of the Shareholders hereby agrees to waive, and to not assert, any and all rights such Shareholder may have under Dutch or any other applicable Law or otherwise to make a claim against or otherwise demand or receive payment from the Company or any of its subsidiaries arising out of or with respect to the inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement, the breach by the Company of any covenant or agreement of the Company set forth in this Agreement or the payment of any amounts to the Acquiror Indemnified Parties pursuant to this Article VIII or the Escrow Agreement.

                                   ARTICLE IX

                                   CONDITIONS

      9.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. The respective obligations of Acquiror and the Shareholders to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the agreement of the parties, in whole or in part, to the extent permitted by applicable law:

            (a) the positive advice of the Works Council with respect to the Acquisition and any other matter relating to the Acquisition for which positive advice is required shall have been obtained;

            (b) Acquiror, each of the Shareholders and the Escrow Agent shall each have executed and delivered the Escrow Agreement;

            (c) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Acquisition or the other transactions contemplated in this Agreement illegal or otherwise prohibiting consummation of the Acquisition or such other transactions;

            (d) the applicable waiting period under the HSR Act shall have expired or been terminated;

            (e) the applicable waiting period under any competition Law or Order of any foreign Governmental Entity shall have expired or been terminated;

            (f) The Stichting and (if required by such entity's organizational documents) each entity to which the Stichting has transferred depositary receipts representing interests in Company Shares shall have amended their respective articles and conditions of administration to enable them to consummate the Acquisition and the depositary receipt holders in the Stichting shall have taken such action necessary to permit the Stichting to sell the Company Shares held by it; and

            (g) the satisfaction of all applicable requirements imposed by Dutch Law that must be satisfied prior to Closing.

      9.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

            (a) each of the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing as though made again as of the Closing. Acquiror shall have received a certificate (i) of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect as it relates to the Company and (ii) from each of the Shareholders, dated the Closing Date, to such effect as it relates to Article II;

            (b) the Company and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Company or the Shareholder on or prior to the Closing. Acquiror shall have received a certificate

(i) of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect as it relates to the Company and (ii) from each of the Shareholders, dated the Closing Date, to such effect as it relates to
Article VI;

            (c) the resignations, effective at Closing, of each of directors and officers of the Company shall have been delivered to Acquiror;

            (d) Each of the Shareholders, the Company and Acquiror shall have executed a deed of transfer (or other appropriate documentation) that effects the valid transfer of title to all of the issued and outstanding Company Shares to Acquiror;

            (e) Acquiror shall have received a certificate of the Chief Financial Officer of the Company, dated the Closing Date, that sets forth a good faith estimate of the amount of Company Transaction Costs;

            (f) Acquiror shall have obtained commitments for sufficient financing, in such amounts, on such terms and subject to such conditions as are satisfactory to it in its reasonable discretion, to enable it to pay the Cash Purchase Price and other amounts required to be paid by Acquiror hereunder or in connection herewith and adequate to conduct the business of the Company and its subsidiaries (including satisfactory working capital financing) (the "Financing"); all conditions to the availability of the Financing shall have been met; and the Financing shall be available; and

            (g) each of the Shareholders identified on page 39 of this Agreement shall have become record holders of the Company Class B Shares currently beneficially owned by them and shall have signed and delivered to the other signatories to this Agreement such signature pages, whereupon they shall automatically and without any further action on the part of any party become Shareholders for all purposes of this Agreement as of the date hereof, except that their representation in Section 2.01 hereof as to valid title shall be deemed made as of the date such title was transferred to them by CPNL.

      9.03 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Shareholders, in whole or in part, to the extent permitted by applicable law:

            (a) each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing as though made again as of the Closing. The Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror, dated the Closing Date, to such effect;

            (b) Acquiror shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. The

Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror, dated the Closing Date, to such effect;

            (c) employment agreements for each of Mr. Pluimers, Mr. Mead and Mr. Heinsbroek, substantially in the form of Exhibits B, C and D hereto, respectively, shall have been executed and delivered by the other parties thereto; and

            (d) Acquiror shall have (i) paid the Closing Purchase Price to the Shareholders and (ii) delivered the Escrowed Purchase Price to the Escrow Agent pursuant the Escrow Agreement, in each such case as provided in Article I.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

            (a) by mutual consent of Acquiror, the Company and each of the Shareholders;

            (b) by Acquiror, the Company or any of the Shareholders if the Closing has not occurred on or before 45 days from the date of this Agreement;

            (c) by Acquiror, upon a material breach of any covenant or agreement on the part of the Company or the Shareholders set forth in this Agreement, or if any representation or warranty of the Company or the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied (a "Terminating Company Breach"); PROVIDED THAT, if such Termination Company Breach is curable by the Company or the Shareholders through the exercise of reasonable efforts and for so long as the Company or the Shareholders continue to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 10.01(c);

            (d) by the Company or any of the Shareholders, upon a material breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) or
Section 9.03(b) would not be satisfied (a "Terminating Acquiror Breach"); PROVIDED THAT, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 10.02(d);

            (e) by Acquiror, the Company or any of the Shareholders, if there shall be any Order which is final and nonappealable preventing the consummation of the Acquisition, unless the party relying on such Order has not complied with its obligations under Section 7.05(b); or

            (f) by the Company or any of the Shareholders if the Deposit is not paid to the Company within two business days after the execution and delivery of this Agreement.

      10.02 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 10.01, the Company and Acquiror shall have no obligation or liability to each other except that (i) the provisions of Sections 1.05, 7.02(c) and 7.05 shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

      10.03 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

      10.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules and Exhibits hereto) together with that certain Letter Agreement dated as of the date hereof by and between Acquiror and the Company constitute the entire agreement and, except as provided in Section 7.02(c), supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. Neither this Agreement nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Article VIII hereof.

      10.05 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Acquiror may, upon notice to the Company, assign or delegate its rights and obligations under this Agreement or any part hereof to any direct or indirect wholly owned subsidiary of Acquiror, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or due to the Company or the Shareholders or relieve Acquiror of its obligations hereunder. Except as set forth in this Agreement, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

      10.06 CERTAIN DEFINITIONS. For the purposes of this Agreement, unless the context clearly indicates otherwise, the term:

            (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "beneficial owner" and words of similar import shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

            (c) "Benefit Plan" or "Benefit Plans" shall mean each Plan and each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not a Plan and that is sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of the Company or any of its subsidiaries, or has been so sponsored, maintained or contributed to since 1974;

            (d) "business day" shall mean any day other than a day on which banks in Rotterdam, The Netherlands are authorized or obligated to be closed;

            (e) "Closing" shall mean a meeting, which shall be held in accordance with Section 1.02 of this Agreement, of persons interested in the transactions contemplated by this Agreement at which all documents deemed necessary by the parties to this Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the Acquisition are executed and delivered;

            (f) "Closing Date" shall mean the date of the Closing as determined pursuant to Section 1.02 of this Agreement;

            (g) "control" (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

            (h) "person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

            (i) "Plan" or "Plans" shall mean each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, but not limited to, any employee benefit plan that may be exempt from some or all of the provisions of ERISA, that is sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of the Company or any of its subsidiaries, or has been so sponsored, maintained or contributed to since 1974;

            (j) "Significant Subsidiary" shall mean any subsidiary of Acquiror that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC;

            (k) "subsidiary" or "subsidiaries" of the Company, Acquiror or any other person, shall mean any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

            (l) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and

      10.07 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

            if to the Company:

                  Saybolt International BV
                  Postbus 151
                  3000 AD Rotterdam
                  The Netherlands
                  Telecopy: (011) 31-10-460-9911
                  Attn:  Erik Pluimers

                  with copies to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022-6069
                        Telecopy:  (212) 848-7179
                        Attention:  John A. Marzulli, Jr.

                        Stibbe Simont Monahan Dehot
                        P. O. Box 75460
                        1070 AP Amsterdam
                        The Netherlands
                        Telecopy:  (011) 31-20-546-0733
                        Attention:  Hector W. L. de Beaufort

            if to Acquiror:

                  Core Laboratories N.V.
                  Herengracht 424
                  1017 BZ Amsterdam
                  The Netherlands
                  Telecopy:  (011) 31-20-627-9886
                  Attention:  Managing Director
                  with copies to:

                        Nauta Dutilh
                        Postbus 1110
                        3000 BC Rotterdam
                        Weena 750
                        3014 DA Rotterdam
                        The Netherlands
                        Telecopy:  (011) 31-10-414-8444
                        Attention:  Chris A. Fonteijn
                        Core Laboratories, Inc.
                        5295 Hollister Road
                        Houston, Texas  77040
                        Telecopy:  (713) 690-3947
                        Attention:  John D. Denson

                        Vinson & Elkins L.L.P.
                        2300 First City Tower
                        1001 Fannin Street
                        Houston, Texas  77002-6760
                        Telecopy:  (713) 615-5531
                        Attention:  T. Mark Kelly

            if to the Shareholder Representative:

                  Stanley Roth
                  North American Capital Corp.
                  510 Broad Hollow Road
                  Melville, New York  11747-3665
                  Telecopy:  (516) 752-9618

                  with copies to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022-6069
                        Telecopy:  (212) 848-7179
                        Attention:  John A. Marzulli, Jr.

                        Stibbe Simont Monahan Dehot
                        P. O. Box 75460
                        1070 AP Amsterdam
                        The Netherlands
                        Telecopy:  (011) 31-20-546-0733
                        Attention:  Hector W. L. de Beaufort

or to such other address as the parties set forth above shall have furnished to the other parties set forth above by notice given in accordance with this
Section 10.07. Such notices shall be effective

(i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

      10.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE NETHERLANDS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

      10.09 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      10.11 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

      10.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

      10.13 FORUM. EXCEPT IN EACH CASE FOR ALL MATTERS RELATING IN ANY RESPECT TO THE ESCROW AGREEMENT OR THE FUNDS HELD PURSUANT THERETO, INCLUDING THE DETERMINATION OF ANY AND ALL AMOUNTS TO BE DISTRIBUTED FROM THE FUNDS HELD PURSUANT THERETO, (WHICH MATTERS SHALL BE GOVERNED BY THE TERMS (INCLUDING THE ARBITRATION PROVISIONS) OF THE ESCROW AGREEMENT), ACQUIROR, THE COMPANY AND THE SHAREHOLDERS FOR THEMSELVES, THEIR SUCCESSORS AND ASSIGNS, HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN THE NETHERLANDS AND AGREE AND CONSENT THAT SERVICE OF PROCESS MAY BE MADE UPON ANY OF THEM IN ANY LEGAL PROCEEDING ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BY SERVICE OF PROCESS AS PROVIDED BY DUTCH LAW (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS LOCATED IN THE NETHERLANDS, (C) FOR SUCH PURPOSES IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS WITH RESPECT TO ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO SUCH PARTY AND ITS COUNSEL AT THEIR ADDRESSES SET FORTH HEREIN, AND
(E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ACQUIROR, THE COMPANY OR ANY OF THE SHAREHOLDERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS OBLIGATIONS HEREUNDER SHALL, BE BROUGHT IN THE COURTS OF THE NETHERLANDS. THE SHAREHOLDERS IRREVOCABLY DESIGNATE, APPOINT AND EMPOWER STIBBE SIMONT MONAHAN DEHOT AS THEIR AUTHORIZED AGENT TO RECEIVE SERVICE OF PROCESS WHICH MAY BE SERVED AT THE ADDRESS SET FORTH IN SECTION 10.07 OF THIS AGREEMENT IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT. SERVICE IN SUCH MANNER UPON THE AGENT IS HEREBY ACKNOWLEDGED BY THE SHAREHOLDERS TO BE BINDING UPON THEM IN EVERY RESPECT. IN THE EVENT THAT, FOR ANY REASON, THE AGENT NAMED ABOVE SHALL NO LONGER SERVE AS THE AGENT OF THE SHAREHOLDERS TO RECEIVE PROCESS IN THE NETHERLANDS, THE SHAREHOLDERS SHALL APPOINT A SUCCESSOR SO TO SERVE. NOTHING HEREIN SHALL EFFECT THE RIGHT OF ANY PARTY TO ATTEMPT TO SERVE PROCESS WITH RESPECT TO THE MATTERS DESCRIBED ABOVE, EXCEPT FOR ALL MATTERS RELATING IN ANY RESPECT TO THE ESCROW AGREEMENT OR THE FUNDS HELD PURSUANT THERETO, INCLUDING THE DETERMINATION OF ANY AND ALL AMOUNTS TO BE DISTRIBUTED FROM THE FUNDS HELD PURSUANT THERETO, (WHICH MATTERS SHALL BE GOVERNED BY THE TERMS (INCLUDING THE ARBITRATION PROVISIONS) OF THE ESCROW AGREEMENT), IN ANY OTHER MANNER PERMITTED BY DUTCH LAW.

      IN WITNESS WHEREOF, Acquiror, the Company and each of the Shareholders have each executed or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.

                                    CORE LABORATORIES N.V.

                                    By:   Core Laboratories International B.V.,
                                             its sole managing director

                                          By: ____________________________
                                               Jacobus Schouten
                                               Managing Director


                                    SAYBOLT INTERNATIONAL B.V.

                                    By: ___________________________________
                                         Name: ____________________________
                                         Title: ___________________________


    Number of         Number of
     Class A           Class B
   Shares Owned     Shares Owned       Shareholders:
   ------------     ------------       -------------
      57,000              -
                                       ------------------------------------
                                       Frerik Pluimers

      99,531           21,976          ALPINVEST HOLDING N.V.


                                       By: ________________________________
                                       Name:
                                       Title:

      22,115              -            HEMERA II & CIE S.C.A

                                       By: ________________________________
                                       Name:
                                       Title:

    Number of         Number of
     Class A           Class B
   Shares Owned     Shares Owned       Shareholders:
   ------------     ------------       -------------
      26,533              -            EUROFRANDEV S.A.

                                       By: ________________________________
                                       Name:
                                       Title:

      30,960              -            PARINDEV PME SA

                                       By: ________________________________
                                       Name:
                                       Title:

      263,000             -            STICHTING PARTICIPATIE SAYBOLT
                                          INTERNATIONAL B.V.

                                       By: ________________________________
                                       Name:
                                       Title:

       5,500           228,024         ABN AMRO PARTICIPATIES B.V.

                                       By: ________________________________
                                       Name:
                                       Title:

         -             106,732         CITICORP CAPITAL INVESTORS
                                          EUROPE LTD.

                                       By: ________________________________
                                       Name:
                                       Title:

    Number of         Number of
     Class A           Class B
   Shares Owned     Shares Owned       Shareholders:
   ------------     ------------       -------------
         -             106,732         EUROPENTERPRISE '92 CURACAO N.V.

                                       By: ________________________________
                                       Name:
                                       Title:

                        CAPITAL PARTNERSHIP NOMINEES LTD.

         -             31,897          By: ________________________________
                                       Name:
                                       Title:

    Number of         Number of
     Class A           Class B
   Shares Owned     Shares Owned       Shareholders:
   ------------     ------------       -------------

                                       ______________________________________
                                       Rolly Louis Rudolf Jules van Rappard

                                       ______________________________________
                                       Maarten Ruijs

                                       ______________________________________
                                       Michael David Cook Smith

                                       ______________________________________
                                       Alexander Donald MacKenzie

                                       ______________________________________
                                       Corinne Ingeborg Beatrice Koltes-Sulzer

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